EXHIBIT 99.1
ParkOhio Announces Fourth Quarter and Full Year 2023 Results and the Acquisition of EMA Indutec GmbH

Fourth quarter:
•Net sales from continuing operations of $389 million, up 2% year-over-year
•GAAP EPS from continuing operations of $0.54 per diluted share, up from a loss of $(0.58) per diluted share a year ago
•Q4 results impacted by United Auto Workers strike at light vehicle and heavy truck plants
•Strong Q4 operating cash flows of $29 million and free cash flow of $22 million
•Completed sale of Aluminum Products business

Full year:
•Record net sales from continuing operations of $1.7 billion, up 11% YOY, and record net sales in each business segment
•GAAP EPS from continuing operations of $2.72 per diluted share compared to $0.83 in 2022
•Adjusted EPS from continuing operations of $3.07 per diluted share, up 74% compared to $1.76 per diluted share in 2022
•EBITDA from continuing operations improved 33% to $134 million in 2023
•Strong full year operating cash flows of $53 million and free cash flow of $25 million

2024 Outlook:
•Revenues expected to grow in the mid-single digit range year-over-year, driven primarily by continued strong demand expected in Supply Technologies and strong backlogs in Engineered Products
•Expected year-over-year improvement in EPS and EBITDA

CLEVELAND, OHIO, March 5, 2024 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the fourth quarter and full year 2023.

“Our team delivered strong growth of 11% during 2023 even with the adverse impact of the UAW strikes during the fourth quarter. These results represented record revenue for our business in total and for every business segment. Additionally, gross margin increased more than 200 basis points over 2022, and operating cash flow exceeded $53 million, which was used to grow our business and reduce debt. Our strong performance is a testament to the hard work of our teams and strong positioning in the market of our portfolio of brands,” said Matthew V. Crawford, Chairman and Chief Executive Officer.

“While we expect our sales growth to moderate during 2024, we will use this opportunity to build on our progress in 2023 to further improve our operating execution and drive further improvements in profitability and cash flow.”
FOURTH QUARTER AND FULL YEAR CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

In the fourth quarter of 2023, net sales from continuing operations were $389.3 million compared to $381.6 million in the 2022 period, an increase of 2%. Gross margin increased 200 basis points in the 2023 period compared to the 2022 period. Income from continuing operations attributable to ParkOhio common shareholders in the fourth quarter of 2023 was $6.9 million, or $0.54 per diluted share, compared to a loss of $7.0 million, or $0.58 per diluted share in the fourth quarter of 2022. Excluding special items, adjusted EPS from continuing operations was $0.54 per diluted share in the fourth quarter of 2023 compared to a loss of $0.09 per diluted share in the 2022 period. Our net sales and income in the fourth quarter of 2023 were negatively impacted by the United Auto Workers (“UAW”) strike in September-October 2023, which negatively impacted several OEM customer plants and reduced our net sales and EPS by approximately $25 million and approximately $0.20 per diluted share, respectively. Please refer to the table that follows for a reconciliation of income (loss) from continuing operations to adjusted income (loss) from continuing operations.

Full year 2023 net sales were $1.7 billion compared to $1.5 billion in 2022, an increase of 11%. Our 2023 net sales performance was a record for our continuing operations on a consolidated basis, and a record in each of our three individual business segments. Gross margin increased 230 basis points in 2023 compared to 2022. Income from continuing operations attributable to ParkOhio common shareholders in 2023 was $34.0 million, or $2.72 per diluted share, compared to $10.1 million, or $0.83 per diluted share in 2022. Excluding special items, adjusted EPS from continuing operations was $3.07 per diluted share in 2023, an increase of 74% compared to $1.76 per diluted share in 2022. EBITDA, as defined in 2023 was $134.2 million, an increase of 33% compared to $101.0 million in 2022. Please refer to the tables that follow for a reconciliation of income from continuing operations to adjusted income from continuing operations and income from continuing operations attributable to ParkOhio common shareholders to EBITDA, as defined.

FOURTH QUARTER SEGMENT RESULTS FROM CONTINUING OPERATIONS
In our Supply Technologies segment, net sales in the fourth quarter of 2023 were $177.5 million, a decrease of 2% compared to $181.0 million in the fourth quarter a year ago, driven by the impact of the UAW strike and lower demand primarily in the heavy-duty truck end market. Our net sales in the quarter were impacted by the UAW strike affecting several OEM vehicle assembly plants. Segment operating income was $14.0 million in the fourth quarter of 2023 compared to $10.3 million in the fourth quarter 2022. Operating income margin was 220 basis points higher in the 2023 fourth quarter compared to the same quarter a year ago due primarily to customer price increases and other profit-enhancement actions. For the full year 2023, net sales increased 7% to a record $763.4 million, as we benefited from strong demand in most key end markets, most notably in power sports, heavy-duty truck, and commercial aerospace, and increased demand for our proprietary fastener products. Operating margin improved 130 basis points to 7.7%, driven by the higher sales and the impact of profit-enhancement actions, including increased product pricing.

In Assembly Components, which excludes the Aluminum Products business for all periods presented, net sales were $97.0 million, up 3% compared to $94.6 million in the 2022 fourth quarter. Our net sales in the quarter were impacted by the UAW strike affecting several OEM vehicle assembly plants. Segment operating income was $6.5 million in the fourth quarter of 2023 compared to $0.4 million in the 2022 quarter. On an adjusted basis excluding special charges in the 2022 period related to plant consolidation, operating income was $6.5 million in the 2023 period compared to $1.8 million in the 2022 period. The improvement in segment operating results in the 2023 period compared to the same period a year ago was driven by the benefit of profit-improvement initiatives implemented over the past two years, including increased product pricing and plant consolidation actions, and the profit flow-through from the higher sales levels. For the full year 2023, net sales increased 10% to a record $427.8 million, driven by increased customer pricing and new programs implemented during the year. Operating margin improved 750 basis points to 7.8%, driven by the benefit of profit-improvement initiatives implemented over the past two years, including increased product pricing, and the higher sales levels.

In Engineered Products, net sales were $114.8 million in the 2023 fourth quarter, up 8% compared to $106.0 million in last year's fourth quarter, driven by strong demand in both our capital equipment business and our forged and machined products business. In our capital equipment business, new equipment backlog totaled $162 million at December 31, 2023 compared to $163 million at December 31, 2022. Bookings of new equipment in 2023 totaled $175 million compared to $201 million in 2022. Aftermarket net sales continued to be strong and were $40.5 million in the 2023 fourth quarter, up 12% compared to $36.1 million in last year’s fourth quarter. In our forged and machined products business, fourth quarter 2023 sales were up 12% compared to the same quarter a year ago, driven by continued strong demand in certain key end markets, primarily rail and aerospace and defense. Segment operating income in the 2023 fourth quarter was $3.8 million compared to $0.1 million in the 2022 quarter. On an adjusted basis excluding special charges in 2022 related to plant consolidation, segment operating income was $3.8 million in the fourth quarter of 2023 compared to $5.6 million in the 2022 period. Excluding special charges, the profitability decline in the 2023 fourth quarter was driven by lower profitability in our forged and machined products business, which more than offset the strong performance in our capital equipment business. For the full year 2023, net sales increased 19% to a record $468.5 million, driven by our backlogs at the start of the year and higher customer demand in both our capital equipment business and our forged and machined products business. Operating margin improved 30 basis points to 4.1%, driven by profit flow-through from the higher sales levels and implemented operational improvements, which more than offset the lower margins in forged and machined products.

LIQUIDITY AND CASH FLOW

At December 31, 2023, our total liquidity was $166 million, which included cash on hand of $54.8 million and $111.2 million of unused borrowing availability under our credit arrangements. In 2023, operating cash flows were $53.4 million and free cash flow was $25.2 million, up significantly compared to 2022.

SALE OF ALUMINUM PRODUCTS BUSINESS

Effective December 29, 2023, the Company completed the divestiture of its Aluminum Products business to Angstrom Automotive Group (the “Buyer”) for approximately $50 million in cash and promissory notes, plus the assumption of approximately $3 million of finance lease obligations by the Buyer. The loss on sale of the Aluminum Products business was $23.6 million. In 2023, the business generated an EBITDA loss of $0.2 million and negative free cash flow of $6.8 million.

The sale proceeds, which were and will be used to repay a portion of the Company’s outstanding indebtedness, consisted of a cash down payment of $20.0 million paid to the Company in December 2022; cash of $15.5 million paid to the Company at closing; and promissory notes totaling $15 million payable to the Company on December 31, 2024, of which $10 million is contingent on the Aluminum Products business attaining certain purchase commitments during 2024.

2024 OUTLOOK - CONTINUING OPERATIONS

For 2024, we expect revenue growth in the mid-single digit range year-over-year, driven by continued strong demand expected in most end markets in Supply Technologies and Assembly Components and the strength of our backlog in Engineered Products. In addition, we expect year-over-year improvement in EPS and EBITDA.

SUBSEQUENT EVENT – ACQUISITION OF EMA INDUTEC GmbH

Effective February 29, 2024, the Company acquired all of the outstanding shares of EMA Indutec GmbH (“EMA”), headquartered in Meckesheim, Germany, from the Aichelin Group, headquartered in Modling, Austria. EMA, a leading manufacturer of induction heating equipment and converters, operates through its two locations in Meckesheim, Germany and Beijing, China. The acquisition strengthens our global induction heating expertise throughout Europe and expands our portfolio of induction equipment brands and our aftermarket service capabilities. The cash purchase price was approximately $14 million.

Mr. Crawford stated, “The strategic acquisition of EMA will expand our leading global induction business throughout Germany and will be immediately accretive to our margins. We expect revenues from EMA over the next twelve months to exceed $30 million."

CONFERENCE CALL

A conference call reviewing ParkOhio’s fourth quarter and full year 2023 results will be broadcast live over the Internet on Wednesday, March 6, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com. An investor presentation is available on the Company's website.

ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates approximately 130 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.

This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: our ability to realize any contingent consideration from the sale of the Aluminum Products business; the impact supply chain and logistic issues have on our business, results of operations, financial position and liquidity; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations, including the EMA acquisition; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities, including the conflicts between Russia and Ukraine and in the Middle East, or political unrest, including the rising tension between China and the United States; public health issues, including the outbreak of infectious diseases and any impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(In millions, except per share data)
Net sales	$389.3	$381.6	$1,659.7	$1,492.9
Cost of sales	325.2	326.1	1,388.3	1,282.4
Selling, general and administrative expenses	46.4	45.1	181.5	162.2
Restructuring and other special charges	—	7.3	6.6	17.3
Loss (gain) on sales of assets, net	—	0.5	(0.8)	(2.4)
Operating income	17.7	2.6	84.1	33.4
Other components of pension income and other postretirement benefits expense, net	0.6	2.8	2.5	11.1
Interest expense, net	(11.7)	(10.1)	(45.1)	(33.8)
Income (loss) from continuing operations before income taxes	6.6	(4.7)	41.5	10.7
Income tax (expense) benefit	—	(2.1)	(8.5)	0.7
Income (loss) from continuing operations	6.6	(6.8)	33.0	11.4
Loss (income) attributable to noncontrolling interest	0.3	(0.2)	1.0	(1.3)
Income (loss) from continuing operations attributable to ParkOhio common shareholders	6.9	(7.0)	34.0	10.1
Loss from discontinued operations, net of tax	(21.4)	(16.9)	(26.2)	(24.3)
Net (loss) income attributable to ParkOhio common shareholders	$(14.5)	$(23.9)	$7.8	$(14.2)

Earnings (loss) per common share attributable to ParkOhio common shareholders:
Basic:
Continuing operations	$0.56	$(0.58)	$2.76	$0.83
Discontinued operations	(1.73)	(1.40)	(2.13)	(2.00)
Total	$(1.17)	$(1.98)	$0.63	$(1.17)

Diluted:
Continuing operations	$0.54	$(0.58)	$2.72	$0.83
Discontinued operations	(1.69)	(1.40)	(2.10)	(1.99)
Total	$(1.15)	$(1.98)	$0.62	$(1.16)

Weighted-average shares used to compute earnings (loss) per share:
Basic	12.4	12.1	12.3	12.1
Diluted	12.7	12.1	12.5	12.2

Cash dividends per common share	$0.125	$0.125	$0.50	$0.50

Other financial data:
EBITDA, as defined	$29.1	$25.9	$134.2	$101.0

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Adjusted earnings (loss) from continuing operations is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings (loss) from continuing operations is income (loss) from continuing operations calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings (loss) from continuing operations to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting income (loss). Adjusted earnings (loss) is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, income (loss) from continuing operations calculated in accordance with GAAP. Adjusted income (loss) from continuing operations herein may not be comparable to similarly titled measures of other companies. The following table reconciles income (loss) from continuing operations to adjusted earnings (loss) from continuing operations:

	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Income (loss) from continuing operations attributable to ParkOhio common shareholders	$6.9	$0.54	$(7.0)	$(0.58)	$34.0	$2.72	$10.1	$0.83
Adjustments:
Restructuring and other special charges	—	—	7.2	0.59	4.6	0.36	16.4	1.34
Severance	—	—	—	—	1.9	0.15	—	—
Acquisition-related expenses	—	—	0.1	0.01	0.1	0.01	0.9	0.07
Loss (gains) on sales of assets, net	—	—	0.5	0.04	(0.8)	(0.06)	(2.4)	(0.20)
Tax effect of adjustments	—	—	(1.9)	(0.15)	(1.3)	(0.11)	(3.6)	(0.28)
Adjusted earnings (loss) from continuing operations	$6.9	$0.54	$(1.1)	$(0.09)	$38.5	$3.07	$21.4	$1.76

The following table shows the impact of these adjustments on our segment results (continuing operations):

	Cost of Sales	SG&A	Total	Cost of Sales	SG&A	Total
	(In millions)
	Three Months Ended December 31, 2023			Three Months Ended December 31, 2022
Supply Technologies	$—	$—	$—	$—	$0.4	$0.4
Assembly Components	—	—	—	1.4	—	1.4
Engineered Products	—	—	—	—	5.5	5.5
Corporate	—	—	—	—	—	—
Total continuing operations	$—	$—	$—	$1.4	$5.9	$7.3

	Year Ended December 31, 2023			Year Ended December 31, 2022
Supply Technologies	$—	$0.2	$0.2	$—	$1.6	$1.6
Assembly Components	1.5	—	1.5	5.6	—	5.6
Engineered Products	0.2	4.7	4.9	—	8.4	8.4
Corporate	—	—	—	—	1.7	1.7
Total continuing operations	$1.7	$4.9	$6.6	$5.6	$11.7	$17.3

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects income (loss) from continuing operations attributable to ParkOhio common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and believes that EBITDA is useful to investors as an indication of the Company's compliance with its Debt Service Ratio covenant in its revolving credit facility. Additionally, EBITDA, as defined is a measure used under the Company's revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net loss or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles income (loss) from continuing operations attributable to ParkOhio common shareholders to EBITDA from continuing operations, as defined:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(In millions)
Income (loss) from continuing operations attributable to ParkOhio common shareholders	$6.9	$(7.0)	$34.0	$10.1
Add back:
Interest expense, net	11.7	10.1	45.1	33.8
Income tax expense	—	2.9	8.5	—
Depreciation and amortization	8.2	7.3	31.7	30.2
Stock-based compensation	1.6	1.8	6.5	7.2
Restructuring, business optimization and other costs	—	4.0	6.5	13.2
Loss on sale of assets	—	3.4	0.4	3.4
Asset impairment	—	3.2	—	3.2
Acquisition-related expenses	—	0.1	0.1	0.9
EBITDA loss attributable to Designated Subsidiary	0.7	—	2.8	—
Other	—	0.1	(1.4)	(1.0)
EBITDA, as defined	$29.1	$25.9	$134.2	$101.0

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,
	2023	2022
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$54.8	$58.2
Accounts receivable, net	263.3	246.3
Inventories, net	411.1	406.5
Promissory note related to financing arrangement	—	25.0
Other current assets	95.2	89.2
Current assets held-for-sale - discontinued operations	—	107.2
Total current assets	824.4	932.4
Property, plant and equipment, net	184.9	181.1
Operating lease right-of-use assets	44.7	54.7
Goodwill	110.2	108.9
Intangible assets, net	73.3	78.7
Pension assets	75.1	63.9
Other long-term assets	28.1	16.9
Total assets	$1,340.7	$1,436.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$204.0	$221.0
Current portion of long-term debt and short-term debt	9.4	10.9
Current portion of operating lease liabilities	10.6	11.2
Accrued employee compensation	31.8	22.3
Financing arrangement liability	—	45.0
Other accrued expenses	107.8	94.4
Current liabilities held-for-sale - discontinued operations	—	43.8
Total current liabilities	363.6	448.6
Long-term liabilities, less current portion:
Long-term debt	633.4	655.1
Long-term operating lease liabilities	34.4	43.7
Deferred income taxes	9.0	10.6
Other long-term liabilities	10.4	10.7
Total long-term liabilities	687.2	720.1
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	280.4	256.5
Noncontrolling interests	9.5	11.4
Total equity	289.9	267.9
Total liabilities and shareholders' equity	$1,340.7	$1,436.6

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended December 31,
	2023	2022
	(In millions)
OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Income from continuing operations	$33.0	$11.4
Adjustments to reconcile income from continuing operations to net cash provided (used) by operating activities from continuing operations:
Depreciation and amortization	31.7	30.2
Stock-based compensation	6.5	7.2
Gain on sales of assets, net	(0.8)	(2.4)
Deferred income taxes	(7.2)	(8.3)
Changes in operating assets and liabilities:
Accounts receivable	(14.1)	(23.2)
Inventories	(1.3)	(56.0)
Prepaid and other current assets	(1.2)	(11.1)
Accounts payable and accrued expenses	3.3	33.1
Other	3.5	(7.5)
Net cash provided (used) by operating activities from continuing operations	53.4	(26.6)
INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Purchases of property, plant and equipment	(28.2)	(26.9)
Proceeds from sales of assets	2.0	9.5
Proceeds from sale of discontinued operations	15.5	—
Business acquisitions, net of cash acquired	(1.2)	(23.3)
Net cash used by investing activities from continuing operations	(11.9)	(40.7)
FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
(Payments on) proceeds from revolving credit facility, net	(22.3)	64.8
Payments on term loans and other debt	(7.2)	(3.6)
Proceeds from other long-term debt	4.3	3.5
Proceeds from finance lease facilities, net	0.9	8.5
Proceeds from down payment for sale of discontinued operations	—	20.0
Payments related to prior acquisitions	(2.9)	—
Dividends	(7.4)	(7.0)
Payments of withholding taxes on stock awards	(2.0)	(1.6)
Net cash provided by financing activities from continuing operations	(36.6)	84.6
DISCONTINUED OPERATIONS[1]:
Total used by operating activities	(2.9)	(1.0)
Total used by investing activities	(3.9)	(4.8)
Total used by financing activities	(2.4)	(3.4)
Decrease in cash and cash equivalents from discontinued operations	(9.2)	(9.2)
Effect of exchange rate changes on cash	0.9	(4.0)
(Decrease) increase in cash and cash equivalents	(3.4)	4.1
Cash and cash equivalents at beginning of year	58.2	54.1
Cash and cash equivalents at end of year	$54.8	$58.2
Income taxes paid (received), net	$7.3	$10.7
Interest paid	$47.6	$34.5
(1) - Our continuing operations exclude the results of our Aluminum Products business unit, which was sold December 29, 2023 and presented in discontinued operations for all periods presented.

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(In millions)
NET SALES FROM CONTINUING OPERATIONS:
Supply Technologies	$177.5	$181.0	$763.4	$711.5
Assembly Components	97.0	94.6	427.8	388.8
Engineered Products	114.8	106.0	468.5	392.6
Total continuing operations	$389.3	$381.6	$1,659.7	$1,492.9

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES:
Supply Technologies	$14.0	$10.3	$59.0	$45.7
Assembly Components	6.5	0.4	33.4	1.1
Engineered Products	3.8	0.1	19.1	14.8
Total segment operating income	24.3	10.8	111.5	61.6
Corporate costs	(6.6)	(7.7)	(28.2)	(30.6)
(Loss) gain on sales of assets, net	—	(0.5)	0.8	2.4
Operating income	17.7	2.6	84.1	33.4
Other components of pension and other postretirement benefits income, net	0.6	2.8	2.5	11.1
Interest expense, net	(11.7)	(10.1)	(45.1)	(33.8)
Income (loss) from continuing operations before income taxes	$6.6	$(4.7)	$41.5	$10.7

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Adjusted operating income is a non-GAAP financial measure that the Company is providing in this press release. Adjusted operating income is calculated as operating income (loss) plus adjustments for plant closure and consolidation, severance and other. The Company presents this non-GAAP financial measure because management uses adjusted operating income to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting income (loss). Adjusted operating income is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, earnings in accordance with GAAP. Adjusted operating income herein may not be comparable to similarly titled measures of other companies. The following table reconciles adjusted operating income to operating income (loss):

	Three Months Ended December 31,
	2023			2022
	(In millions)
Operating income (loss):	As reported	Adjustments	As adjusted	As reported		Adjustments	As adjusted
Supply Technologies	$14.0	$—	$14.0	$10.3		$0.4	$10.7
Assembly Components	6.5	—	6.5	0.4		1.4	1.8
Engineered Products	3.8	—	3.8	0.1		5.5	5.6
Corporate	(6.6)	—	(6.6)	(7.7)		—	(7.7)
Loss on sale of assets	—	—	—	(0.5)		0.5	—
Adjusted operating income	$17.7	$—	$17.7	$2.6	$2.6	$7.8	$10.4

	Year Ended December 31,
	2023			2022
	(In millions)
Operating income (loss):	As reported	Adjustments	As adjusted	As reported		Adjustments	As adjusted
Supply Technologies	$59.0	$0.2	$59.2	$45.7		$1.6	$47.3
Assembly Components	33.4	1.5	34.9	1.1		5.6	6.7
Engineered Products	19.1	4.9	24.0	14.8		8.4	23.2
Corporate	(28.2)	—	(28.2)	(30.6)		1.7	(28.9)
Gain on sales of assets	0.8	(0.8)	—	2.4		(2.4)	—
Adjusted operating income	$84.1	$5.8	$89.9	$33.4	$33.4	$14.9	$48.3

Free cash flow is a non-GAAP financial measure that the Company is providing in this press release. The Company presents free cash flow, which it defines as net cash provided by operating activities minus purchases of property, plant and equipment, because management uses free cash flow to measure its performance. Free cash flow is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, amounts calculated in accordance with GAAP. Free cash flow herein may not be comparable to similarly titled measures of other companies. The following tables reconcile net cash provided by operating activities to free cash flow:

	Three Months Ended December 31, 2023	Year Ended December 31, 2023
	(In millions)
Net cash provided by operating activities from continuing operations	$29.1	$53.4
Less: purchases of property plant and equipment	(7.4)	(28.2)
Free cash flow	$21.7	$25.2